EXHIBIT (d)(2)


                          SYCAMORE NETWORKS, INC.
                   1999 STOCK INCENTIVE PLAN, AS AMENDED



         1. Purpose. This 1999 Stock Incentive Plan, as amended from time to time pursuant to Section 22 hereof (the "Plan"), is intended to provide incentives: (a) to the officers and other employees of Sycamore Networks, Inc. (the "Company"), and of any present or future parent or subsidiary of the Company (collectively, "Related Corporations"), by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which qualify as "incentive stock options" under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code") ("ISO" or "ISOs"); (b) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to purchase stock in the Company pursuant to options granted hereunder which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options");
(c) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with awards of stock in the Company ("Awards"); and (d) to directors, officers, employees and consultants of the Company and Related Corporations by providing them with opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code.

            This Plan will become effective on the day before the date of the Company's initial public offering (the "Effective Date"), provided that amendments to this Plan will become effective in accordance with Section 22.

         2. Administration of the Plan.

            A. Board or Committee Administration. The Plan will be administered by a committee or committees appointed by the Board of Directors of the Company (the "Board") and consisting of two or more members of the Board. The Board may delegate responsibility for administration of the Plan with respect to designated Stock Right recipients to different committees, subject to such limitations as the Board deems appropriate. Members of a committee will serve for such term as the Board may determine, and may be removed by the Board at any time. The term "Committee," when used in this Plan, refers to the committee that has been delegated authority with respect to a matter. In determining the composition of any committee or subcommittee, the Board or committee, as the case may be, shall consider the desirability of compliance with the compositional requirements of (i) Rule 16(b)-3 of the Securities and Exchange Commission with respect to Stock Rights grantees who are subject to the trading restrictions of Section 16(b) of the Securities and Exchange Act of 1934 (the "1934 Act") with respect to securities of the Company and
(ii) Section 162(m) of the Code, but shall not be bound by such compliance.

            B. Committee Actions. Any Committee has full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt rules and regulations that it deems necessary, to determine which individuals are eligible to participate and/or receive Stock Rights under the Plan, to determine the amount and/or number of shares subject to such Stock Right, and to determine the terms of such Stock Right made under the Plan (which terms need not be identical). Decisions of a Committee made within the discretion delegated to it by the Board are final and binding on all persons.

            C. Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to grant Stock Rights and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Stock Rights and the maximum number of shares for any one participant to be made by such executive officers.

         3. Eligible Employees and Others. ISOs may be granted to any employee of the Company or any Related Corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant an ISO, a Non-Qualified Option, an Award or an authorization to make a Purchase. The granting of any Stock Right to any individual will neither entitle that individual to, nor disqualify him from, participation in any other grant of Stock Rights. Neither the Company nor any Related Corporation shall have any liability to an individual granted an Option hereunder (an "Optionee"), or to any other party, if an Option (or any part thereof) which is intended to be an ISO is not an ISO.

         4. Stock. The stock subject to Stock Rights will be authorized but unissued shares of Common Stock of the Company, par value $.001 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. Subject to adjustment as provided in Paragraph 21 and further increase as provided below, the aggregate number of shares which may be issued pursuant to the Plan is equal to (a) the number of shares of Common Stock remaining for issuance on the Effective Date under the Company's 1998 Incentive Stock Plan (the "Predecessor Plan"), plus (b) 25,000,000 shares of Common Stock, plus (c) an annual increase on the first day of each fiscal year of the Company equal to the lesser of (i) 18,000,000 shares; (ii) 5% of the Company's outstanding shares on that date; or (iii) a lesser amount determined by the Board. If any Stock Right granted under the Plan (including outstanding Stock Rights granted under the Predecessor Plan) expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, the unpurchased shares subject to such Stock Right will again be available for grants of Stock Rights under the Plan. No employee of the Company or any Related Corporation may be granted in any calendar year Stock Rights with respect to more than 1,500,000 shares of Common Stock, in the aggregate. The number of shares which may be issued hereunder shall be set forth under "Plan History."

         5. Granting of Stock Rights. Stock Rights may be granted under the Plan at any time after the Effective Date and before the tenth anniversary of the Effective Date, except that ISOs must be granted within ten (10) years from the date the Plan is adopted by the Board or the date the Plan is approved by the Company's stockholders, whichever is earlier. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right. The Committee may, with the consent of the Optionee, convert an ISO granted under the Plan to a Non-Qualified Option pursuant to paragraph 21; provided, however, that the Optionee's consent to such action shall not be required if the Committee determines that the action, taking into account any related action, will not materially and adversely affect the Optionee. Unless otherwise specified by the Committee in connection with a particular grant, Options granted under the Plan are intended to qualify as performance-based under
Section 162(m) of the Code and the regulations thereunder.

         6. Terms of Stock Rights. Stock Rights will be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments must conform to or incorporate by reference the terms set forth in paragraphs 7 through 22 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan. In granting any Non-Qualified Option, the Committee may specify that such Non-Qualified Option is subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine.

         7. Option Price. The exercise price per share will be fixed by the Committee, provided, however, that in no event will the exercise price per share in the case of an ISO or an Option intended to qualify as performance-based compensation under Section 162(m) of the Code be less than one hundred percent (100%) of the fair market value per share of Common Stock on the Option grant date. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant.

         8. Dollar Limitation on ISOs. For so long as the Code provides, to the extent that the aggregate fair market value (determined as of the respective date or dates of grant) of the shares with respect to which Options that would otherwise be ISOs are exercisable for the first time by any individual during any calendar year under the Plan (or any other plan of the Company or any Related Corporation) exceeds the sum of One Hundred Thousand Dollars ($100,000) (or a greater amount permitted under the Code), whether by reason of acceleration or otherwise, those Options will not be treated as ISOs. In making this determination, Options will be taken into account in the order in which they were granted.

         9. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the last business day for which the prices or quotes discussed in this sentence are available on the date such Option is granted and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. However, if the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall be the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

         10. Option Duration. Subject to earlier termination as provided in paragraph 19, each Option will expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Non-Qualified Options, (ii) ten years from the date of grant in the case of ISOs generally and (iii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation. Subject to earlier termination as provided in paragraph 19, the term of each ISO will be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 21.

         11. Exercise of Option. Subject to the provisions of paragraphs 12 through 21, each Option granted under the Plan will be exercisable as follows:

            A. Right to Exercise. The Option will either be fully exercisable on the date of grant, subject to such restrictions or repurchase rights as defined below in paragraph 15, or will become exercisable thereafter in such installments as the Committee may specify.

            B. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

         12. Restricted Stock.

            (a) Grants. The Committee may grant Stock Rights entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Committee in the applicable Stock Rights agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Stock Rights (each, a "Restricted Stock Award").

            (b) Terms and Conditions. The Committee shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Each Restricted Stock Award granted pursuant to the Plan shall be subject to forfeiture if, in the discretion of the Committee, the recipient of such award has not, within a reasonable period of time following the grant of such award, executed any instrument required by the Committee to be executed in connection with such award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the recipient and, unless otherwise determined by the Committee, deposited by the recipient, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the recipient or if the recipient has died, to the beneficiary designated, in a manner determined by the Committee, by the recipient to receive amounts due or exercise rights of the recipient in the event of the recipient's death (the "Designated Beneficiary"). In the absence of an effective designation by a recipient, Designated Beneficiary shall mean the recipient's estate.

         13. Other Stock-Based Awards. The Committee shall have the right to grant other Stock Rights based upon the Common Stock having such terms and conditions as the Committee may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

         14. Means of Exercising Stock Rights. A Stock Right (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address. Such written notice shall be signed by the holder and shall be delivered in person or by certified or registered mail, return receipt requested, to the Chief Financial Officer of the Company, or other authorized representative of the Related Corporation, prior to the termination of the Stock Right as set forth in this Plan, accompanied by full payment of the exercise price for the number of shares being purchased (a) in United States dollars in cash or by check,
(b) at the discretion of the Committee, through delivery of mature shares (i.e. held for six months or more) of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Stock Right, (c) at the discretion of the Committee, by delivery of a promissory note, the terms of which (including the interest rate and the terms of repayment) shall be established by the Committee, (d) at the discretion of the Committee, by delivery of notice in such form as the Company may designate together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price or (e) at the discretion of the Committee, by any combination of (a), (b), (c) or (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d) or (e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of a Stock Right shall not have the rights of a stockholder with respect to the shares covered by such Stock Right until the date of issuance of such shares. Except as expressly provided in paragraph 21 with respect to changes in capitalization and stock dividends, no adjustment will be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

            A. Withholding. At the time the Stock Right is exercised, in whole or in part, or at any time thereafter as requested by the Company, the holder shall make adequate provision for foreign, federal and state tax withholding obligations of the Company, if any, at the minimum statutory withholding rate which arises in connection with the Stock Right, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Stock Right, (ii) the transfer, in whole or in part, of any shares acquired on exercise of the Stock Right, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction or making of any election with respect to any shares acquired on exercise of the Stock Right. Except as the Committee may otherwise provide in a Stock Right agreement, when the Common Stock is registered under the 1934 Act, a holder may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Stock Right creating the tax obligations, valued at their fair market value. The Company may, to the extent permitted by law, deduct such tax obligations from any payment of any kind otherwise due to an individual.

            B. Certificate Registration. The certificate or certificates for the shares as to which the Stock Right shall be exercised shall be registered in the name of the Optionee, or, if applicable, the heirs of the Optionee.

            C. Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of the shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities. The Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations. In addition, no Option may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISABLE UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

            D. Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

         15. Unvested Share Repurchase Option.

            A. Vested Shares and Unvested Shares Defined. The total number of shares multiplied by the Vesting Ratio as set forth in the Stock Right agreement are "Vested Shares." For purposes of this paragraph 15, the "Unvested Shares" are the number of shares acquired upon exercise of the Stock Right in excess of the Vested Shares.

            B. Unvested Share Repurchase Option. In the event the Optionee's employment with the Company or any Related Corporation is terminated for any reason, with or without cause, or if the Optionee or the Optionee's legal representative attempts to sell, exchange, transfer, pledge, or otherwise dispose of (other than pursuant to an Ownership Change) any shares acquired upon exercise of the Option which exceed the Optionee's Vested Shares, the Company shall have the right to repurchase the Unvested Shares under the terms and subject to the conditions set forth in this paragraph 15 (the "Unvested Share Repurchase Option").

            D. Exercise of Unvested Share Repurchase Option. The Company may exercise the Unvested Share Repurchase Option by written notice to the Optionee within sixty (60) days after (i) such termination of employment or
(ii) the Company has received notice of the attempted disposition. If the Company fails to give notice within such sixty (60)-day period, the Unvested Share Repurchase Option shall terminate unless the Company and the Optionee have extended the time for the exercise of the Unvested Share Repurchase Option. The Unvested Share Repurchase Option must be exercised, if at all, for all of the Unvested Shares, except as the Company and the Optionee otherwise agree.

            E. Payment for Shares and Return of Shares. Payment by the Company to the Optionee shall be made in cash within thirty (30) days after the date of the mailing of the written notice of exercise of the Unvested Share Repurchase Option. For purposes of the foregoing, cancellation of any indebtedness of the Optionee to any Participating Company shall be treated as payment to the Optionee in cash to the extent of the unpaid principal-and any accrued interest canceled. The purchase price per share being repurchased by the Company shall be an amount equal to the Optionee's original cost per share, as adjusted pursuant to paragraph 21. The shares being repurchased shall be delivered to the Company by the Optionee at the same time as the delivery of the purchase price to the Optionee.

            F. Assignment of Unvested Share Repurchase Option. The Company shall have the right to assign the Unvested Share Repurchase Option at any time, whether or not such option is then exercisable, to one (1) or more persons as may be selected by the Company.

         16. Escrow.

            A. Establishment of Escrow. To insure shares subject to the Unvested Share Repurchase Option will be available for repurchase, the Company may require the Optionee to deposit the certificate or certificates evidencing the shares which the Optionee purchases upon exercise of the Option with an escrow agent designated by the Company. If the Company does not require such deposit as a condition of exercise of the Option, the Company reserves the right at any time to require the Optionee to so deposit the certificate or certificates in escrow. The Company shall bear the expenses of establishing and maintaining the escrow.

            B. Delivery of Shares to Optionee. Upon the written request by the Optionee to the Company, the Company will instruct the agent to deliver to the Optionee as soon as practicable the shares no longer subject to such Unvested Share Repurchase Option restrictions.

            C. Notices and Payments. In the event the shares held in escrow are subject to the Company's exercise of the Unvested Share Repurchase Option, the notices required to be given to the Optionee shall be given to the escrow agent and any payment required to be given to the Optionee shall be given to the escrow agent. Within thirty (30) days after payment by the Company, the escrow agent shall deliver the shares which the Company has purchased to the Company and shall deliver the payment received from the Company to the Optionee.

         17. Stock Dividends Subject to Option Agreement. If, from time to time, there is any Adjustment as defined in paragraph 21 or other change in the character or amount of any of the outstanding stock of the Related Corporation which is subject to the provisions of this Option then in such event any and all new substituted or additional securities to which the Optionee is entitled by reason of the Optionee's ownership of the shares acquired upon exercise of the Option shall be immediately subject to the Unvested Share Repurchase Option with the same force and effect as the shares subject to the Unvested Share Repurchase Option immediately before such event.

         18. Legends. The Company may at any time place legends referencing the Unvested Share Repurchase Option set forth in paragraph 15 above and any applicable federal or state securities law restrictions on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to effectuate the provisions of this paragraph. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN UNVESTED SHARE REPURCHASE OPTION IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER'S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION.


         19. Change in Service. The following Provision shall govern the treatment of Stock Rights granted under this Plan in the event of a Change in Service as described below.

            A. Cessation of Service. Except to the extent otherwise specifically provided in the documents evidencing the Option, any outstanding Option exercisable for fully vested shares at the time the Optionee ceases to provide services to the Company or a Related Corporation as an employee, a non-employee Board member or a consultant for any reason other than disability, death or misconduct, then the Optionee will have a period of three (3) months following the date of such cessation of service during which to exercise each outstanding Option held by such Optionee.

            B. Disability. Should such service terminate by reason of disability, then any outstanding Option exercisable by the Optionee for fully vested shares at the time the Optionee ceases to provide services to the Company may be subsequently exercised by the Optionee during the six
(6)-month period following the date of such cessation of service. However, should such disability be deemed to constitute permanent disability, then the period during which each outstanding option for fully vested shares held by the Optionee is to remain exercisable will be extended by an additional six (6) months so that the exercise period will be the twelve
(12)-month period following the date of the Optionee's cessation of service by reason of such permanent disability. The term "Permanent Disability," as used in this Plan, means a disability expected to result in death or that has lasted or can be expected to last for a continuous period of twelve
(12) months or more, as described in Section 22(e)(3) of the Code.

            C. Death. Any Option exercisable for fully vested shares by the Optionee at the time of death may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the Option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution during the twelve (12)-month period following the date of the Optionee's death.

            D. Misconduct. Should the Optionee's service be terminated for misconduct, then all outstanding Options at the time held by the Optionee will immediately terminate and cease to be outstanding. The term "Misconduct," when used in this Plan, means the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Related Corporation), or any other intentional misconduct by such person adversely affecting the business or affairs of the Company or any Related Corporation in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company or any Related Corporation may consider as grounds for the dismissal or discharge of any Optionee or other person in the service of the Company or any Related Corporation.

            E. Leave of Absence. For purposes of this paragraph 19, a bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) with the written consent of the Committee, or to the extent required by statute, will not be considered an interruption of service under the Plan. For the purposes of this paragraph, the leave of absence provision described above shall not apply to a consultant or advisor of the Company or any Related Corporation. Additionally, with respect to Options that are intended to qualify as ISOs, the leave of absence permitted under this paragraph shall not exceed the period of time set forth in Treas. Reg. ss. 1.421-7(h)(2) or any successor thereto.

            F. Modification of Hours Worked. This Section 19F applies only to Stock Rights agreements issued on or after November 13, 2000. If an Optionee's service with the Company changes such that the number of hours that the Optionee customarily works is increased or decreased for a period of five months or more, the Vesting Ratio reflected in the Stock Rights agreement shall be amended in accordance with the number of hours worked as set forth below. The Vesting Ratio will be amended upon the Company's determination that the work schedule change is expected to last for a period of five months or more. For the purposes of this Plan, "Full Time" service is defined as customarily working 35 hours or more per week. "Part Time" service is defined as customarily working 34 hours or fewer per week.

               (i) Full Time to Part Time Service. In the event the Optionee's customary work schedule falls below Full Time, the Vesting Ratio reflected in the Stock Rights agreement will be reduced as follows: (a) if the Optionee customarily works between 25 and 34 hours per week for a period of five months or more, the Vesting Ratio in the Optionee's Stock Rights agreement will be reduced to 75% of the previous Vesting Ratio, or
(b) in the event that the Optionee customarily works less than 25 hours per week for a period of five months or more, the Vesting Ratio in the Optionee's Stock Rights agreement will be reduced to 50% of the previous Vesting Ratio.

               (ii) Decrease in Part Time Service. If the Optionee's customary work schedule decreases from between 25 and 34 hours per week to fewer than 25 hours per week, the Vesting Ratio in the Optionee's Stock Rights agreement will be decreased to 66% of the previous Vesting Ratio (rounded to the nearest whole or half percentage).

               (iii) Part Time to Full Time Service. In the event the Optionee's customary work schedule increases from Part Time to Full Time, the Vesting Ratio reflected in the Stock Rights agreement will be increased as follows: (a) if the Optionee's customary work schedule increases from fewer than 25 hours per week to 35 hours or more per week, the Vesting Ratio in the Optionee's Stock Rights agreement will be increased to 200% of the previous Vesting Ratio, or (b) if the Optionee's customary work schedule increases from between 25 and 34 hours per week to 35 hours or more per week, the Vesting Ratio in the Optionee's Stock Rights agreement will be increased to 133% of the previous Vesting Ratio (rounded to the nearest whole percentage).

               (iv) Increase in Part Time Service. If the Optionee's customary work schedule increases from fewer than 25 hours per week to between 25 and 34 hours per week, the Vesting Ratio in the Optionee's Stock Rights agreement will be increased to 150% of the previous Vesting Ratio.

         20. Assignability. No Option shall be assignable or transferable by the Optionee except by will or by the laws of descent and distribution. During the lifetime of the Optionee each Option may be exercised only by the Optionee.

         21. Adjustments. Upon the occurrence of any of the following events, an Optionee's rights with respect to Options granted hereunder will be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the Optionee and the Company relating to such Option.

            A. Recapitalization. If any change is made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities to issuable under the Plan, (ii) the number and/or class of securities and, if applicable, price per share in effect under each outstanding Stock Right under the Plan and (iii) the maximum number of shares issuable to one individual pursuant to paragraph 4.

            B. Transfer of Control and Other Transactions. A "Transfer of Control" will be deemed to have occurred in the event any of the following occurs with respect to the Company (which for this purpose includes a successor whose stock is issued under the Plan):

               (i) the direct or indirect sale or exchange by the stockholders in a single transaction or a series of transactions of the Company of all or substantially all of the stock of the Company where the stockholders of the Company immediately before such sale or exchange do not retain, directly or indirectly and in substantially the same proportion, beneficial interest in voting stock of the Company or surviving entity representing at least a majority of the voting power of all voting stock of the Company;

               (ii) a merger, consolidation, reorganization or similar transaction in which the stockholders of the Company immediately before such merger do not retain, directly or indirectly and in substantially the same proportion, beneficial interest in the voting stock of the surviving entity representing a majority of the voting power of all voting stock; or

               (iii) the sale, exchange or transfer (including, without limitation, pursuant to a liquidation or dissolution) of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one (1) or more corporations where the stockholders of the Company immediately before such sale, exchange, or transfer retain, directly or indirectly and in substantially the same proportion, beneficial interest in voting stock of the corporation(s) to which the assets were transferred) representing at least a majority of the combined voting power of all voting stock of such entity.

               In the event of any Transfer of Control, each outstanding Option, shall automatically accelerate so that each such Option shall, immediately prior to the effective date of the Transfer of Control, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such Option and may be exercised for any or all of those shares as fully vested shares of Common Stock, subject to the consummation of the Transfer of Control. Notwithstanding the foregoing, an Option shall not so accelerate if and to the extent: (i) such Option is assumed or otherwise continued in full force or effect by the successor corporation (or parent thereof) pursuant to the terms of the Transfer of Control, (ii) such Option is replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Transfer of Control on the shares of Common Stock for which the Option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares or (iii) the acceleration of such Option is subject to other limitations imposed by the Committee at the time of the Option grant. All outstanding repurchase rights outstanding on Common Stock previously issued under the Plan will also terminate automatically, and such shares will immediately vest in full, immediately before a Transfer of Control, except to the extent: (i) those repurchase rights are assigned to the successor corporation (or parent thereof) or otherwise continue in full force and effect pursuant to the terms of the Transfer of Control or (ii) such accelerated vesting is precluded by other limitations imposed by the Committee at the time the repurchase right is issued.

               Notwithstanding the foregoing, the number of Vested Shares shall, immediately prior to the Transfer of Control, be increased by the number of Shares that would have become Vested Shares on the date twelve months after the consummation of the Transfer of Control, provided that if the Optionee has been employed by the Company for less than twelve months immediately prior to the Transfer of Control, the number of additional Shares that are Vested Shares shall be increased by the number of Shares that would have become Vested Shares on the date six months after the consummation of the Transfer of Control.

               If, following the Transfer of Control, the successor corporation (or parent thereof) terminates the employment of the Optionee without Cause, upon such termination all of the Shares shall become Vested Shares. "Cause" for this purpose shall mean the willful engaging by the Optionee in illegal conduct or gross misconduct which is materially injurious to the successor corporation (or parent thereof).

            C. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made in a manner intended to avoid any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification, extension, or renewal (as those terms are defined in Section 424 of the Code) of such ISOs, it may refrain from making such adjustments.

            D. Acceleration of Vesting. The Committee shall have the right to accelerate the Vesting Ratio as defined in the Stock Rights Agreement of any installment of any Stock Right; provided that the Committee shall not, without the consent of an Optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to this paragraph 21 if such acceleration would adversely affect the Optionee's rights thereunder.

            E. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board shall upon written notice to the Optionee, provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Awards or Purchases granted under the Plan at the time of the grant of such Award or Purchase.

            F. Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

            G. Adjustments. Upon the happening of any of the events described in subparagraphs A or B above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan (including outstanding Options incorporated into this Plan from the Predecessor Plan) will also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 21 and, subject to paragraph 2, its determination shall be conclusive.

         If any person owning restricted Common Stock obtained by exercise of a Stock Right made hereunder receives shares or securities or cash in connection with a corporate transaction described in subparagraphs A, B or C above as a result of owning such restricted Common Stock, such shares or securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such shares or securities or cash were issued, unless otherwise determined by the Committee.

         22. Term and Amendment of Plan. The Plan will expire on the tenth anniversary of the Effective Date (except as to Options outstanding on that date). Subject to the provisions of paragraph 5 above, Stock Rights other than Options intended to qualify as performance-based compensation under
Section 162(m) of the Code may be granted under the Plan before the date of stockholder approval of the Plan. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification may adversely affect the rights and obligations with respect to Stock Rights at the time outstanding under the Plan unless the grantee consents to such amendment or modification. In addition, certain amendments may, as determined by the Board in its sole discretion, require stockholder approval pursuant to applicable laws or regulations.

         Stock Rights other than Options intended to qualify as performance-based compensation under Section 162(m) of the Code may be granted under the Plan in excess of the number of shares then available for issuance under the Plan, provided that any excess shares actually issued shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised Options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Company shall promptly refund to the holders of any such Stock Rights the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

         23. Non-U.S. Employees. Notwithstanding anything in the Plan to the contrary, with respect to any employee who is resident outside of the United States, the Committee may, in its sole discretion, amend the terms of the Plan in order to conform such terms with the requirements of local law or to meet the objectives of the Plan; provided, however, that this
Section 23 shall not authorize the Committee to amend the provisions of
Section 4 hereof. The Committee may, where appropriate, establish one or more sub-plans for this purpose.

         24. Application of Funds. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

         25. Governmental Regulation. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

         26. Notice to Company of Disqualifying Disposition. Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is any disposition (including any sale) of such Common Stock before the later of (a) two years after the date the employee was granted the ISO or (b) one year after the date the employee acquired Common Stock by exercising the ISO. If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

         27. Governing Law. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Delaware, or the laws of any other jurisdiction in which the Company or its successors in interest may be organized.

         28. No Employment/Service Rights. Nothing in the Plan confers upon the grantee of a Stock Right any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any Related Corporation or of the grantee, which rights are hereby expressly reserved by each, to terminate such person's service at any time for any reason, with or without cause.


                     Register of Amendments to the Plan


Paragraph No.                              Date of               Date of
and Change                                 Board Approval        Stockholder Approval

Plan Adopted                               August 17, 1999       September 20, 1999

P. 4  Increase number of shares            January 26, 2000             N/A
allocated for annual increase
to Plan reserve from
3,000,000 to 9,000,000
pursuant to a three-for-one
stock split effective
February 11, 2000.

P. 4  Increase maximum number              January 26, 2000             N/A
of shares grantable to any
individual employee in a
calendar year from 500,000
to 1,500,000 pursuant to a
three-for-one stock split
effective February 11, 2000.

P. 23  Enable Committee to amend           February 16, 2000            N/A
or vary the terms of the Plan in
order to implement the Plan in
Non-U.S. jurisdictions.

P. 4  Increase number of shares            October 12, 2000       December 14, 2000
reserved for issuance under the
Plan by 25,000,000.

P. 4  Increase number of shares            October 12, 2000       December 14, 2000
allocated for annual increase
to Plan reserve from
9,000,000 to 18,000,000.

P. 19 Modification of vesting terms        November 13, 2000            N/A
for changes in employee work
schedules